Rule 424(b)(3)

File No. 333-225618

Note:	This revised form of American Depositary Receipt is being filed to reflect that the ratio of Shares per American Depositary Share has changed from one-half of one share to one – twentieth of one share, effective June 18, 2024.

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents

one – twentieth of one deposited Share)

THE BANK OF NEW YORK MELLON

AMERICAN DEPOSITARY RECEIPT

FOR COMMON SHARES

OF

OI S.A. – IN JUDICIAL REORGANIZATION

(INCORPORATED UNDER THE LAWS OF THE FEDERATIVE REPUBLIC OF BRAZIL)

The Bank of New York Mellon, as depositary (hereinafter called the “Depositary”), hereby certifies that__________________________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited common shares (herein called “Shares”) of Oi S.A. – In Judicial Reorganization (formerly known as Oi S.A.), a company incorporated under the laws of the Federative Republic of Brazil (herein called the “Company”). At the date hereof, each American Depositary Share represents one – twentieth of one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the principal São Paulo office of Itau Unibanco S.A. (herein called the “Custodian”). The Depositary's Corporate Trust Office and principal executive officer are located at 240 Greenwich Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS

240 GREENWICH STREET, NEW YORK, N.Y. 10286

 1.       THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement (Common Shares) dated as of February 27, 2012 (herein called the "Deposit Agreement") among the Company, the Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder, each of whom by accepting American Depositary Shares agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.       SURRENDER OF AMERICAN DEPOSITARY SHARES AND WITHDRAWAL OF DEPOSITED SECURITIES.

Upon surrender at the Corporate Trust Office of the Depositary of American Depositary Shares, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner of those American Depositary Shares is entitled to delivery, to him or as instructed, of the amount of Deposited Securities at the time represented by those American Depositary Shares. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.       TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

Transfers of American Depositary Shares may be registered on the books of the Depositary by the Owner in person or by a duly authorized attorney, upon surrender of those American Depositary Shares properly endorsed for transfer or accompanied by proper instruments of transfer, in the case of a Receipt, or pursuant to a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement), in the case of uncertificated American Depositary Shares, and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. The Depositary, upon surrender of certificated American Depositary Shares for the purpose of exchanging for uncertificated American Depositary Shares, shall cancel those certificated American Depositary Shares and send the Owner a statement confirming that the Owner is the Owner of uncertificated American Depositary Shares. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement) from the Owner of uncertificated American Depositary Shares for the purpose of exchanging for certificated American Depositary Shares, shall cancel those uncertificated American Depositary Shares and deliver to the Owner the same number of certificated American Depositary Shares.

As a condition precedent to the delivery, registration of transfer, or surrender of any American Depositary Shares or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Shares not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement, may require the production of proof reasonably satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of American Depositary Shares against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of American Depositary Shares in particular instances may be refused, or the registration of transfer of outstanding American Depositary Shares generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is reasonably deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Shares and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the Foreign Registrar, if applicable, or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Shares or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares for such offer and sale. The Depositary shall comply with written instructions of the Company (received by the Depositary reasonably in advance) not to accept for deposit hereunder and Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the securities laws of the United States and other jurisdictions.

4.       LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any American Depositary Shares or any Deposited Securities represented by any American Depositary Shares, such tax or other governmental charge shall be payable by the Owner to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Shares or any withdrawal of Deposited Securities represented by those American Depositary Shares until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner any part or all of the Deposited Securities represented by those American Depositary Shares, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner shall remain liable for any deficiency.

5.       WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant, that such Shares and each certificate therefor, if applicable, are validly issued, fully paid, nonassessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of American Depositary Shares representing such Shares by that person are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and delivery of American Depositary Shares.

6.       FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may reasonably deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any American Depositary Shares or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. The Depositary shall provide to the Company, as promptly as practicable upon its written request, copies of any such proofs, certificates of other information that it receives under Section 3.01 of the Deposit Agreement, to the extent that disclosure is permitted under applicable law. No Share shall be accepted for deposit unless accompanied by evidence reasonably satisfactory to the Depositary that any necessary approval has been granted by any governmental body in Brazil that is then performing the function of the regulation of currency exchange.

7.       CHARGES OF DEPOSITARY.

The Company agrees to pay the fees and out-of-pocket expenses of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. Except as set forth in clause (9) of the following paragraph, the charges and expenses of the Custodian shall be for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares or to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or Deposited Securities or a delivery of American Depositary Shares pursuant to Section 4.03 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the delivery of American Depositary Shares pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of American Depositary Shares pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under clause 6, a fee of $.02 or less per American Depositary Share (or portion thereof) per annum for depositary services, which will be payable as provided in clause 9 below, (9) any other charges payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in American Depositary Shares.

From time to time, the Depositary may make payments to the Company to reimburse and / or share revenue from the fees collected from Owners or Holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the American Depositary Shares program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary.

8.       PRE-RELEASE OF RECEIPTS.

Unless requested in writing by the Company to cease doing so, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may deliver American Depositary Shares prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (a “Pre-Release”). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the surrender of American Depositary Shares that have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release. The Depositary may receive American Depositary Shares in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom American Depositary Shares or Shares are to be delivered, that such person, or its customer, (i) beneficially owns the Shares or American Depositary Shares to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such American Depositary Shares or Shares, as the case may be, to the Depositary in its capacity as such and will hold such American Depositary Shares or Shares, as the case may be, in trust for the account of the Depositary until delivery thereof to the Depositary and (iii) will not take any action with respect to such American Depositary Shares or Shares, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such American Depositary Shares or Shares, as the case may be), other than in satisfaction of the Pre-Release, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of American Depositary Shares which are outstanding at any time as a result of Pre-Release will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it reasonably deems appropriate and may, with the prior written consent of the Company, change such limit for purposes of general application.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.       TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and holder of this Receipt by accepting or holding the same consents and agrees that when properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York. American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Shares as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any Holder of American Depositary Shares unless that Holder is the Owner of those American Depositary Shares.

10.       VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

11.       REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company has been subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, accordingly, filed certain reports with the Securities and Exchange Commission. Those reports are available for inspection and copying through the Commission's EDGAR system or at public reference facilities maintained by the Commission in Washington, D.C. On November 16, 2021 the Company filed Form 15F under the Exchange Act, whereupon its reporting obligations were suspended. The Form 15F became effective on February 14, 2022, whereupon the Company’s reporting obligations under the Exchange Act were terminated. Since that date, the Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act of 1934 on its Internet web site or through an electronic information delivery system generally available to the public in its primary trading market. The Company's Internet web site address is https://ri.oi.com.br/en/.

The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also, upon written request by the Company, send to Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books, at its Corporate Trust Office, for the registration of American Depositary Shares and transfers of American Depositary Shares which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Shares.

12.       DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, as promptly as practicable after its receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), subject to the provisions of Section 4.05 of the Deposit Agreement, convert such dividend or distribution into Dollars and shall, as promptly as practicable, distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Custodian or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the American Depositary Shares representing such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Owner a fraction of one cent. Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Owners entitled thereto. The Company or its agent will remit to the appropriate governmental agency in Brazil all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent as promptly as practicable such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Owners.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04, the Depositary shall, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to the number of American Depositary Shares representing such Deposited Securities held be them respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners and holders) the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company to the extent practicable, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09) shall be distributed as promptly as practicable by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01. The Depositary may withhold any distribution of securities under Section 4.02 if it has not received satisfactory assurances from the Company that the distribution does not require registration under the Securities Act of 1933. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under this Article that is sufficient to pay its fees and expenses in respect of that distribution.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall if the Company shall so request in writing, as promptly as practicable, deliver to the Owners entitled thereto, an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and after deduction or upon payment of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement (and the Depositary may sell, by public or private sale, an amount of Shares received sufficient to pay its fees and expenses in respect of that distribution). The Depositary may withhold any such delivery of American Depositary Shares if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act of 1933. In lieu of delivering fractional American Depositary Shares in any such case, the Depositary, as promptly as possible, use reasonable efforts to sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional American Depositary Shares are not so delivered, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary reasonably determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary reasonably deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

13.       RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason it would be unlawful or unfeasible for the Depositary either to make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may, and at the request of the Company shall, distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate, but only pursuant to a separate agreement to be entered into between the Company and the Depositary setting out the procedure to be used and the terms and conditions for that distribution.

In circumstances in which rights would otherwise not be distributed, if an Owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will, as promptly as practicable, make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, deliver American Depositary Shares to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such deposit shall be made, and depositary shares shall be delivered, under depositary arrangements which provide for issuance of depositary shares subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under applicable United States laws.

If the Depositary reasonably determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, but that it is lawful and feasible to sell them, it may, and at the request of the Company will use reasonable efforts to, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any American Depositary Shares or otherwise. Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01 of the Deposit Agreement.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act; provided, that nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act of 1933, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.       CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted as promptly as practicable, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed as promptly as possible to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any American Depositary Shares or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file as promptly as practicable such application for approval or license, if any, as it may deem desirable. The Depositary shall notify the Company and consult with the Company as to the action to be taken if it is not applying for a necessary approval or license of that kind.

If at any time the Depositary shall reasonably determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.       RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix, and as promptly as practicable notify the Company of, a record date, which shall be the same as, or near as practicable to, any corresponding record date set by the Company with respect to Shares, (a) for the determination of the Owners who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, (ii) entitled to give instructions for the exercise of voting rights at any such meeting or (iii) responsible for any fee assessed by the Depositary pursuant to the Deposit Agreement, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.01 through 4.05 of the Deposit Agreement and to the other terms and conditions of this Deposit Agreement, the Owners on such record date shall be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively and to give voting instructions and to act in respect of any other such matter.

16.       VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of law and of the articles of association or similar documents of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of an Owner of American Depositary Shares on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by those American Depositary Shares in accordance with the instructions set forth in such request. The Depositary shall not itself exercise any voting discretion over any Deposited Securities. If (i) the Company instructed the Depositary to act under Section 4.07 of the Deposit Agreement and complied with the following paragraph and (ii) no instructions are received by the Depositary from an Owner with respect to American Depositary Shares of that Owner on or before the date established by the Depositary for such purpose, the Depositary shall deem that Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to the amount of Deposited Securities represented by those American Depositary Shares and the Depositary shall give a discretionary proxy to a person designated by the Company to vote that amount of Deposited Securities, except that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing, if applicable) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Shares. There can be no assurance that Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the instruction date to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth in the preceding paragraph.

In order to give Owners a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if the Company will request the Depositary to act under Section 4.07 of the Deposit Agreement, the Company shall give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 30 days prior to the meeting date.

Subject to the rules of any securities exchange on which American Depositary Shares or the Deposited Securities represented thereby are listed, the Depositary shall, if requested in writing by the Company, deliver, at least two São Paul business days prior to the date of such meeting, to the Company, to the attention of its Secretary, copies of all instructions received from Owners in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the American Depositary Shares at such meeting. Delivery of instructions will be made at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary) provided that payment of such expense shall not be a condition precedent to the obligations of the Depositary under Section 4.07 of the Deposit Agreement.

17.       CHANGES AFFECTING DEPOSITED SECURITIES.

Upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, or upon the redemption or cancellation by the Company of the Deposited Securities, any securities, cash or property which shall be received by the Depositary or the Custodian in exchange for, in conversion of, in lieu of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request in writing, deliver additional American Depositary Shares as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.       LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or holder, (i) if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority, or by reason of any provision, present or future, of the articles of association or any similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed, (ii) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, (iii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement, (iv) for the inability of any Owner or holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or holders, or (v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement. Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary and the Company undertake to perform such duties and only such duties as are specifically set forth in the Deposit Agreement, and no implied covenants or obligations shall be read into the Deposit Agreement against the Depositary or the Company or their respective agents. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Shares, on behalf of any Owner or holder or other person. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary and the Company may rely and shall be protected in acting upon any written notice, request, direction or other documents believed by them to be genuine and to have been signed or presented by the proper party of parties. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 60 days prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary in its discretion may appoint a substitute custodian, which shall thereafter be the Custodian hereunder. The Depositary shall notify the Company of the appointment of a substitute Custodian as promptly as practicable and, if practicable, prior to the effectiveness of such appointment.

20.       AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or holders in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Shares until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding American Depositary Shares. Every Owner and holder of American Depositary Shares, at the time any amendment so becomes effective, shall be deemed, by continuing to hold such American Depositary Shares or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner to surrender American Depositary Shares and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.       TERMINATION OF DEPOSIT AGREEMENT.

The Company may terminate the Deposit Agreement by instructing the Depositary to mail notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate the Deposit Agreement, if at any time 90 days shall have expired after the Depositary delivered to the Company a written resignation notice and if a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement; in such case the Depositary shall mail a notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date. On and after the date of termination, the Owner of American Depositary Shares will, upon (a) surrender of such American Depositary Shares, (b) payment of the fee of the Depositary for the surrender of American Depositary Shares referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by those American Depositary Shares. If any American Depositary Shares shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of American Depositary Shares, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of American Depositary Shares (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Shares that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except as provided in Section 5.08 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 of that Agreement.

22.	DTC DIRECT REGISTRATION SYSTEM AND PROFILE MODIFICATION SYSTEM.

(a)       Notwithstanding the provisions of Section 2.04 of the Deposit Agreement, the parties acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) shall apply to uncertificated American Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Owner, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(b)       In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting registration of transfer and delivery described in subsection (a) has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

23.	SUBMISSION TO JURISDICTION; JURY TRIAL WAIVER.

In the Deposit Agreement, the Company has (i) appointed National Corporate Research , Ltd. with offices currently located at 225 West 24th Street, Suite 910, New York, New York, as the Company's authorized agent upon which process may be served in any suit or proceeding between it and the Depositary arising out of or relating to this Deposit Agreement, (ii) consented and submitted to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agreed that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company agrees to deliver, upon execution and delivery of this Deposit Agreement, a written acceptance by such agent of its appointment as such agent. The Company further agrees to take any and all action, including the filings of and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any American Depositary Shares or Receipts remain outstanding or this Agreement remains in force. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed 10 business days after the same shall have been so mailed.

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH OWNER AND HOLDER) THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SHARES OR THE RECEIPTS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF, INCLUDING WITHOUT LIMITATION ANY QUESTION REGARDING EXISTENCE, VALIDITY OR TERMINATION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

24.	INFORMATION REQUESTS; DELIVERY OF INFORMATION TO THE CVM.

The Company may from time to time request Owners and Holders to provide information as to the capacity in which such Owners or Holders own or owned American Depositary Shares and regarding the identity of any other persons then or previously interested in such American Depositary Shares as to the nature of such interest and various other matters. The Depositary agrees to use reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to the Owners and to forward to the Company any responses to such requests received by the Depositary. Each Owner and Holder agrees to provide any information requested by the Company or the Depositary pursuant to Section 3.04 of the Deposit Agreement whether or not such person is still an Owner or Holder at the time of such request. At the request of the Company and at the Company’s expense, the Depositary will provide reasonable assistance to the Company to obtain information sought by the Company under Section 3.04 of the Deposit Agreement.

Each of the Depositary and the Company hereby confirms to the other that for as long as the Deposit Agreement is in effect, it shall furnish the CVM and the Central Bank, at any time and within the period that may be determined, with any information and documents related to the American Depositary Shares program and the American Depositary Shares issued hereunder. In the event that the Depositary or the Custodian shall be advised in writing by reputable independent Brazilian counsel that the Depositary or Custodian reasonably could be subject to criminal, or material, as reasonably determined by the Depositary, civil, liabilities as a result of the Company having failed to provide such information or documents reasonably available only through the Company and the Depositary resigns under those circumstances , the time allowed under Section 5.04 of the Deposit Agreement for the Company to appoint a successor depositary and the successor to accept its appointment shall be reduced to 30 days, and the notice required before a consequent termination of the Deposit Agreement will become effective under Section 6.02 of that Agreement shall be reduced to 15 days. The Depositary shall not be subject to any liability under the Deposit Agreement for making the determination or effecting the accelerated resignation and termination permitted under Section 3.04 of the Deposit Agreement.